NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations                                                                                                          Trade Relations
Tim McCauley                                                                                                           Brian Wolfenden
Director of Business Planning & Investor Relations                                                                                                  Director of Marketing Communications
(203) 769-8054                                                                                                            (603) 594-8585, ext. 3435
tmccauley@presstek.com                                                                                                       bwolfenden@presstek.com

FORMER PITMAN PRESIDENT JOE DEMHARTER TO HEAD
PRESSTEK’S UNITED STATES AND CANADIAN SALES

Greenwich, CT – August 2, 2010 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today announced that Joe Demharter, former President of the Pitman Company, has joined the Company to lead its United States and Canadian sales efforts. Demharter will report to Jeff Jacobson, Chairman, President and CEO of Presstek. The Company also announced that Mark J. Levin, who has served as President of the Company’s Americas Region, is leaving Presstek to pursue other opportunities.

In making the announcement, Jeff Jacobson, said “Joe Demharter is one of the most respected leaders in the graphic arts industry.  During his eight years as President of Pitman, the largest distributor of pre-press equipment and supplies in North America, he led the company through a period of dramatic sales growth.  During his 38 years in the graphic arts business, he has earned an enviable reputation for his industry knowledge, sales leadership and customer focus.  We are excited that he has elected to join our management team and are confident that he will make a significant and positive impact.”

“We are fortunate to have someone of Joe’s experience and capabilities join Presstek to lead our sales throughout the United States and Canada.  I plan to personally work closely with Joe to bolster our sales efforts,” said Jacobson.

Commenting on the departure of Mark Levin as President of the Americas Region, Jacobson said: “Mark Levin is a talented, hard working and widely respected executive, and we appreciate his contributions to Presstek over the past few years.”

About Presstek
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.Presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.